STOCK PURCHASE AGREEMENT

            AGREEMENT, dated as of November 13, 1996 (this "Agreement"), between Health Management, Inc. (the "Company"), a Delaware corporation with offices at 1371-A Abbott Court, Buffalo Grove, Illinois 60089, and Transworld Home HealthCare, Inc. (the "Purchaser"), a New York corporation with offices at 75 Terminal Avenue, Clark, New Jersey, 07066.

            WHEREAS, the Boards of Directors of the Company and the Purchaser have each approved an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") among the Company, the Purchaser, and a wholly-owned subsidiary of the Purchaser ("Newco"), providing for the merger (the "Merger") of Newco with and into the Company in accordance with the General Corporation Law of the State of Delaware and upon the terms and subject to the conditions set forth in the Merger Agreement;

            WHEREAS, also in furtherance of such acquisition, the Purchaser is today purchasing the rights of the Company's senior lenders under the Credit Agreement dated as of March 31, 1995, as amended (the "Credit Agreement"), and the Company, its subsidiaries, and the Purchaser are entering into a letter agreement (the "Letter Agreement") relating to the Credit Agreement;

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                Purchase and Sale of the Shares; Grant of Option

            1.01 Agreement to Purchase and Sell. Subject to and in accordance with the terms and conditions of this Agreement, on the Shares Closing Date (as hereinafter defined), the Company shall sell to the Purchaser, and the Purchaser shall purchase from the Company, 8,964,292 shares (the "Shares") of Common Stock, par value $.03 per share (the "Company Common Stock"), of the Company. In consideration of the issuance and sale of such Shares to the Purchaser, (i) concurrently herewith (a) the Purchaser is entering into the Merger Agreement,
(b) the Purchaser is purchasing the rights of the Company's senior lenders under the Credit Agreement, (c) the Purchaser is entering into the Letter Agreement (which includes, among other things, certain limited forbearances), (d) the Purchaser is making additional revolving credit loans to the Company in the amount of $3,000,000, and (e) the Purchaser is causing to be cancelled rights to certain warrants to which the senior lenders were entitled in connection with the Credit Agreement; and (ii) on the Shares Closing Date (as hereinafter defined) the Purchaser shall pay to the Company $8,964,292 (the "Cash Purchase Price").

            1.02 The Closing. The closing (the "Shares Closing") of the purchase and sale of the Shares shall take place at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York at 10:00 a.m. on the later of
(i) December 12, 1996 and (ii) the day on which all the conditions set forth in
Article IV are satisfied or waived, or at such other place and time as the parties shall agree (the time and date of the Shares Closing being herein referred to as the "Shares Closing Date"). On the Shares Closing Date, the Company will deliver to the Purchaser a certificate for the Shares registered in the name of the Purchaser against delivery by the Purchaser to the Company of a certified or bank check in the amount of the Cash Purchase Price payable to the order of the Company or (at the Purchaser's election) by wire transfer; provided, however, that the Purchaser shall be entitled to deduct as an offset to the Cash Purchase Price all amounts loaned by the Purchaser to the Company on or subsequent to the date hereof under the Credit Agreement and which are outstanding on the Shares Closing Date (the amount of any such deduction to be treated as a repayment first of the accrued interest on, and thereafter of the outstanding principal amount of, the indebtedness under the Credit Agreement).

            1.03  Option.

                  (a) The Company hereby grants to the Purchaser the option (the "Option"), during the one-year period commencing on the Shares Closing Date (the "Option Period"), to purchase up to an additional 746,713 shares (the "Transworld Option Shares") of Company Common Stock at a cash purchase price of $1.00 per Transworld Option Share (the "Exercise Price"), subject to adjustment pursuant to Section 1.03(c).

                  (b) The Option may be exercised at any time or from time to time during the Option Period by written notice delivered to the Company pursuant to the provisions of Section 6.01 and shall specify the number of Transworld Option Shares to be purchased. The closing of the Option exercise (the "Option Closing") shall take place at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York, at 10:00 a.m. on the fifth Business Day after the giving of notice (the "Option Closing Date"). The number of Transworld Option Shares being purchased at the Option Closing shall be multiplied by the Exercise Price and the resulting total (the "Total Exercise Price") shall be paid to the Company at the Option Closing by certified or bank check payable to the order of the Company or

(at the Purchaser's election) by wire transfer against delivery of certificates representing the Transworld Option Shares so purchased, registered in the name of the Purchaser; provided, however, that the Purchaser shall be entitled (to the extent not previously offset as of the Shares Closing Date) to deduct as an offset to the Total Exercise Price all amounts loaned by the Purchaser to the Company on or subsequent to the date hereof under the Credit Agreement which are outstanding on the Option Closing Date (the amount of any such deduction to be treated as a repayment first of the accrued interest on, and thereafter of the outstanding principal amount of, the indebtedness under the Credit Agreement).

                  (c) If, at any time within the Option Period, the Company shall reclassify, split, reverse split, or pay a stock or cash dividend on any of its securities, or if the Company shall be reorganized, or consolidated or merged with another corporation, the Purchaser shall, at such time as it exercises the Option, be entitled to receive the same number and kind of shares of stock or other securities or property as it would have been entitled to receive upon the occurrence of any of the events described in this Section 1.03(c), if it had exercised the Option and been a holder of shares of Company Common Stock prior to such occurrence. Similarly, upon the occurrence of any of the events described in this Section 1.03(c), the Exercise Price will be adjusted accordingly, so that upon exercising the Option, the Purchaser will be required to pay the same Total Exercise Price after the occurrence of such event(s) as it would have paid prior thereto.

                                   ARTICLE II

                     Representations, Warranties, Covenants,
                          and Agreements of the Company

            2.01 Incorporation by Reference. The Company hereby makes to the Purchaser all of the representations and warranties of the Company set forth in
Article III of the Merger Agreement and all of the covenants and agreements of the Company set forth in Sections 4.1, 4.2, 4.4, 6.3, 6.4, 6.5, 6.6, and 9.11
(to the extent applicable to the period of time prior to the Shares Closing), and 6.8 of the Merger Agreement, and all such provisions are hereby incorporated in this Agreement as if such provisions, together with all definitions applicable to such provisions, were set forth herein in their entirety, provided that (i) when used herein references in the Merger Agreement to "this Agreement" shall mean the Merger Agreement and references to the "Stock Purchase Agreement" shall mean this Agreement and (ii) the covenants and agreements incorporated herein from such Sections 4.1, 4.2, 4.4, 6.3, 6.4, 6.5, 6.6, and 6.8, for the
purposes of this Agreement, shall terminate on the earlier of the effective date of the Merger and June 30, 1997.

            2.02 NASDAQ Notice. Promptly following the date hereof, the Company shall take such action as may be necessary to comply with Section 6(i), Part III, of Schedule D of the By-laws of the National Association of Securities Dealers, Inc., including the mailing to its stockholders of the notice required by such section.

            2.03 Listing of Shares. Promptly following the date hereof, the Company shall take all appropriate action to list on the NASDAQ/NMS (and any other securities exchange on which the Common Stock is traded) the Shares and the Option Shares upon notice of their issuance.

                                   ARTICLE III

          Representations, Warranties, and Agreements of the Purchaser

            The Purchaser represents and warrants to, and agrees with, the Company as follows:

            3.01 Accredited Investor. The Purchaser is an "accredited investor," as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the "Securities Act"). The Purchaser has received all requested documents from the Company and has had an opportunity to review carefully such documents and to ask questions of and receive answers from the officers of the Company concerning the Company and this offering of the Shares. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment.

            3.02 Investment Intent. The Purchaser is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act. The Purchaser understands that the Shares have not been registered for sale under the Securities Act or qualified under applicable state securities laws and that the Shares are being offered and sold to the Purchaser pursuant to one or more exemptions from the registration or qualification requirements of such securities laws and that the representations and warranties contained in this
Article III are given with the intention that the Company may rely thereon for purposes of claiming such exemptions. The Purchaser understands that it must bear the economic risk of its investment in the Company for an indefinite period of time, as the Shares cannot be sold unless subsequently registered under the Securities Act and qualified under state securities laws, unless an exemption from such registration and qualification is available. The Purchaser is not purchasing the Shares as a result of or pursuant to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio.

            3.03 Transfer of Shares. The Purchaser will not sell or otherwise dispose of any of the Shares unless (a) a registration statement with respect thereto has become effective under the Securities Act and such Shares have been qualified under applicable state securities laws or (b) there is presented to the Company notice of the proposed transfer and, if it so requests, a legal opinion reasonably satisfactory to the Company that such registration and qualification are not required. The Purchaser consents that the Company's transfer agent may be instructed not to transfer any of the Shares unless it receives satisfactory evidence of compliance with the foregoing provisions, and that there may be endorsed upon any certificate representing the Shares (and any certificates issued in substitution therefor) the following legend calling attention to the foregoing restrictions on transferability of the Shares, stating in substance:

            "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED UNDER ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION IS AVAILABLE."

The Company shall issue a new stock certificate without such legend if (i) the security evidenced by such certificate has been effectively registered under the Securities Act and qualified under any applicable state securities law and sold by the Purchaser or the holder thereof in accordance with such registration and qualification or (ii) the Purchaser or such holder shall have delivered to the Company a legal opinion reasonably satisfactory to the Company to the effect that the restrictions set forth herein are no longer required or necessary under the Securities Act or any applicable state law.

            3.04 Authorization. All actions on the part of the Purchaser necessary for the authorization, execution, delivery, and performance by the Purchaser of this Agreement have been taken. This Agreement has been duly authorized, executed, and delivered by the Purchaser, is the legal, valid, and binding obligation of the Purchaser, and is enforceable as to such Purchaser in accordance with its terms.

                                   ARTICLE IV

                              Conditions to Closing

            4.01 Conditions Precedent to the Company's Obligations. The obligation of the Company to consummate the sale of the Shares or the Transworld Option Shares is subject to the fulfillment, prior to or on the Shares Closing Date or the Option Closing Date, as the case may be, of each of the following conditions, any one or more of which may be waived in writing by the Company:

                  (a) Representations and Warranties True. All of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Shares Closing Date or the Option Closing Date, as the case may be, except for changes contemplated by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

                  (b) Litigation. There shall be no injunction, restraining order, or other order of any nature, issued by a court of competent jurisdiction, which shall direct that this Agreement or any of the transactions contemplated hereby not be consummated as herein provided.

                  (c) Compliance Certificate. The President or any Vice President of the Purchaser shall have delivered to the Company at the Shares Closing a certificate certifying that the representations and warranties of the Purchaser contained in Article III are true and correct in all material respects as of the Shares Closing Date.

            4.02 Conditions Precedent to the Purchaser's Obligations. The obligation of the Purchaser to consummate the purchase of the Shares is subject to the fulfillment prior to or on the Shares Closing Date of each of the following conditions, any one or more of which may be waived in writing by the
Purchaser:

                  (a) Representations and Warranties. All of the representations and warranties of the Company contained in this Agreement and the Merger Agreement shall be true and correct in all material respects as of the Shares Closing Date as if made on and as of the Shares Closing Date, except for changes contemplated by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

                  (b) Performance. The Company shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions contained in this Agreement and the Merger Agreement that are required to be performed or complied with by it on or before the Shares Closing Date.

                  (c) Compliance Certificate. The Chief Executive Officer of the Company shall have delivered to the Purchaser at the Shares Closing a certificate certifying that the conditions specified in paragraphs (a) and (b) of this Section 4.02 have been fulfilled.

                  (d) Litigation. There shall be no injunction, restraining order, or other order of any nature, issued by a court of competent jurisdiction, which shall direct that this Agreement or any of the transactions contemplated hereby not be consummated as herein provided.

                  (e) Registration Rights Agreement. The Company shall have executed and delivered to the Purchaser the Registration Rights Agreement, substantially in the form annexed hereto as Exhibit A.

                  (f) Legal Matters. All actions, proceedings, instruments, and documents required to consummate the transactions contemplated herein and all other related legal matters shall have been approved by counsel to the Purchaser, and the Purchaser shall have received the opinion of McDermott, Will & Emery, counsel to the Company, dated the Shares Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to (i) the valid existence and good standing of the Company and its subsidiaries in their respective jurisdictions of incorporation and qualification and good standing of the Purchaser and its subsidiaries in certain foreign jurisdictions, (ii) the corporate power and authority of the Company to own its properties and to conduct its business, (iii) the corporate power and authority of the Company to execute and deliver this Agreement and the Registration Rights Agreement and the due authorization thereof, (iv) the due execution and delivery and enforceability of this Agreement and the Registration Rights Agreement, (v) the absence of conflicts with the Company's charter, bylaws, or material agreements,
(vi) the absence of consents or approvals required to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement, (vii) the absence of litigation regarding this Agreement or the Registration Rights Agreement or any actions taken hereunder or thereunder,
(viii) the authorized capital stock of the Company, and (ix) the due and valid issuance, authorization, and non-assessable nature of the Shares and the Transworld Option Shares.

                  (g) Additional Conditions. The conditions set forth in Section 7.1(b) (with the reference to "hereby" being construed as a reference to this Agreement) and Section 7.3(a), (b), (d), (i) and (j) of the Merger Agreement shall have been satisfied (with all references therein to the "Effective Time" being deemed to be references to the "Shares Closing Date"), and that certain Stipulation of Partial Settlement of the consolidated class actions under the caption In re Health Management, Inc. Securities Litigation, Master File No. 96 Civ. 0889 (ADS) shall have been amended to provide for the settlement of such actions for an aggregate cash payment of $7.2 million at the effective time of the Merger, and such settlement shall have been preliminarily approved by the United States District Court.

                                    ARTICLE V

                                   Termination

            5.01 Termination Prior to Shares Closing. This Agreement may be terminated at any time prior to the Shares Closing:

                  (a) by the mutual consent of the Purchaser and the Company;

                  (b) by the giving of notice by the Purchaser at any time after December 31, 1996 (or such later date as shall have been agreed to in writing by the parties hereto), if at the time notice of such termination is given the Shares Closing shall not have been consummated (other than by reason of the Purchaser's breach or failure to perform in any material respect any of its covenants or agreements contained herein); or

                  (c) (i) by the Purchaser, if there has been a material misrepresentation or material breach on the part of the Company in any of the representations, warranties, covenants or agreements of the Company set forth herein or in the Merger Agreement, or if there has been any material failure on the part of the Company to comply with its obligations hereunder or under the Merger Agreement, or (ii) by the Company, if there has been a material misrepresentation or material breach on the part of the Purchaser in any of the representations, warranties, covenants or agreements of the Purchaser set forth herein or in the Merger Agreement, or if there has been any material failure on the part of the Purchaser to comply with its obligations hereunder or under the Merger Agreement.

            5.02 Liability Upon Termination.

                  (a) In the event of termination of this Agreement pursuant to Sections 5.01(a) or 5.01(b) no party hereto shall have any liability or further obligation to any other party hereto except as provided in Section 6.04.

                  (b) In the event of termination pursuant to Section 5.01(c),
(i) all costs and expenses shall be allocated as set forth in Section 6.04, and
(ii) the non-breaching party shall have the right to pursue all rights and remedies available to it hereunder or otherwise provided at law or equity, including without limitation, the right to seek specific performance and money damages.

                                   ARTICLE VI

                                  Miscellaneous

            6.01 Communications. All notices or other communications hereunder shall be in writing and shall be given by registered or certified mail (postage prepaid and return receipt requested), by personal delivery, by an overnight courier service which obtains a receipt to evidence delivery, or by telex or facsimile transmission (provided that written confirmation of receipt is provided), to the addresses of the parties hereto set forth in the preamble hereof or such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications sent by overnight courier service shall be deemed to have been given as of the second Business Day after delivery thereof to such courier service, those given by personal delivery shall be deemed given when delivered, those given by telex or facsimile transmission shall be deemed given when sent, and all notices and other communications sent by mail shall be deemed given as of the third Business Day after the date of deposit in the United States mail. As used herein, "Business Day" shall mean any day other than Saturday, Sunday, or any other day when banks in New York City are required or permitted to be closed.

            6.02 Successors and Assigns. The Company may not sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement. This Agreement (including the Option) shall be binding upon and inure to the benefit of and be enforceable by the Purchaser and its successors and assigns. Without limiting the foregoing, the Purchaser and its successors and assigns may assign their rights hereunder to their bank lenders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

            6.03 Amendments and Waivers. Neither this Agreement nor any term hereof may be changed or waived (either generally or in a particular instance and either retroactively or prospectively) absent the written consent of the Company and the Purchaser.

            6.04 Expenses. (a) If this Agreement is terminated pursuant to
Section 5.01(b) or clause (i) of Section 5.01(c) the Company shall reimburse the Purchaser for all reasonable out-of-pocket expenses and fees (including, without limitation, bank commitment fees, all reasonable fees and expenses of counsel, accountants, experts, financial advisors, and consultants to the Purchaser and their lenders and financial advisors) incurred or required to be paid by it or on its behalf in connection with this Agreement and the transactions contemplated hereby.

            (b) If this Agreement is terminated by the Company pursuant to clause (ii) of Section 5.01(c) the Purchaser shall reimburse the Company for all reasonable out-of-pocket expenses and fees (including, without limitation, all reasonable fees and expenses of counsel, accountants, experts, and consultants to the Company) incurred or required to be paid by the Company or on its behalf in connection with this Agreement and the consummation of the transactions contemplated hereby.

            (c) Except as provided otherwise in Sections 6.04(a) and 6.04(b) hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

            6.05 Survival of Representations, Etc. The representations, warranties, covenants, and agreements made herein (including those that are incorporated herein by reference) or in any certificate or document executed in connection herewith shall survive the execution and delivery of this Agreement and the issuance and delivery of the Shares. For purposes of this Agreement, the provisions in the Merger Agreement which are incorporated by reference in this Agreement shall survive the termination of the Merger Agreement or the abandonment of the Merger. Neither any investigation by or on behalf of the Purchaser, nor the receipt by the Purchaser of any data or information from the Company, shall in any way affect the right of the Purchaser to rely on the representations, warranties, covenants, and agreements of the Company or the right of the Purchaser to terminate this Agreement as provided in Article V.

            6.06 Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to either the Company or the Purchaser upon any breach or default by the other under this Agreement shall impair any such right, power, or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

            6.07 Entire Agreement. This Agreement and the exhibits hereto contain the entire understanding of the parties with respect to the subject matter hereof and all prior negotiations, discussions, commitments, and understandings heretofore had between them with respect thereto are merged herein and therein.

            6.08 Headings. All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

            6.09 Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to rules governing the conflict of laws.

            6.10 Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

            IN WITNESS WHEREOF, this Agreement has been duly executed on the date hereinabove set forth.

                                  HEALTH MANAGEMENT, INC.


                                  By /s/ Wm. James Nicol
                                     ---------------------------------
                                     Name:  Wm. James Nicol
                                     Title: President & Chief Executive Officer


                                  TRANSWORLD HOME HEALTHCARE, INC.


                                  By /s/ Vincent J. Caruso
                                     ---------------------------------
                                     Name:  Vincent J. Caruso
                                     Title: Executive Vice President

Exhibit A - Registration Rights Agreement

                                                                       EXHIBIT A

                          REGISTRATION RIGHTS AGREEMENT

            This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of _____________, 199_ between Health Management, Inc., a Delaware corporation (the "Company"), and Transworld Home HealthCare, Inc., a New York corporation (the "Investor").

                                    RECITALS:

            A. Concurrently with the execution of this Agreement, the Investor is acquiring from the Company 8,964,292 shares of common stock, par value $.03 per share of the Company (the "Common Shares") and an option to purchase an additional 746,713 Common Shares pursuant to that certain Stock Purchase Agreement dated November 13, 1996 between the parties hereto (the "Purchase Agreement").

            B. By entering into this Agreement, the Company wishes to provide a further inducement to the Investor to purchase the Common Shares pursuant to the Purchase Agreement.

            NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

            1. Definitions. For purposes of this Agreement:

                  (a) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (b) "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                  (c) "Holder" means any Person owning or having the right to acquire Registrable Securities, or any assignee thereof in accordance with
Section 11.

                  (d) "Initiating Holders" means the Holder(s) initiating a registration request under Section 2.

                  (e) "majority in interest of the Initiating Holders" means Initiating Holders holding a majority of the Registrable Securities held by all Initiating Holders.

                  (f) "Person" means any individual, partnership, joint venture, corporation, association, trust or any other entity or organization.


                  (g) "Qualifying Request" means a request from the Investor or any of its affiliates or assignees that in the aggregate possess at least fifty percent (50%) of the Registrable Securities outstanding as of the date of such request.

                  (h) "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

                  (i) "Registrable Securities" means (1) any Common Shares now or hereafter owned by the Investor, including without limitation, any Common Shares purchased pursuant to the Purchase Agreement, (2) any Common Shares issuable or issued upon conversion or exercise of any warrant, right or other security now or hereafter owned by the Investor, and (3) any Common Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, or upon conversion of, such Common Shares, warrants, rights or other securities owned by the Investor; provided, however, that any Common Shares sold by a Person in a transaction in which such Person's rights under this Agreement are not assigned pursuant to Section 11 below shall cease to be Registrable Securities from and after the time of such sale.

                  (j) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of Common Shares outstanding, and the number of Common Shares issuable, which are Registrable Securities.

                  (k) "SEC" means the Securities and Exchange Commission.

                  (l) "Securities Act" means the Securities Act of 1933, as amended.

                  (m) "Violation" means any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement under this Agreement, including any preliminary prospectus or final prospectus contained in such registration statement or any amendments or supplements thereto or any documents filed under state securities or "blue sky" laws in connection therewith, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the

Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

            2.  Request for Registration.

                  (a) If, after the earlier of June 30, 1997 and the date on which the Agreement and Plan of Merger among the Company, the Investor, and IMH Acquisition Corp. is terminated, the Company shall receive a written Qualifying Request that the Company file a registration statement under the Securities Act, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of Section 2(b) below, file as soon as practicable, and in any event within sixty (60) days of the receipt of such request, a registration statement and shall use its best efforts to cause such registration statement to be declared effective as expeditiously as is reasonably practicable, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 19 below.

                  (b) If Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the written notice referred to in Section 2(a). In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. A majority in interest of the Initiating Holders shall select the managing underwriter or underwriters in such underwriting. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 4(f)) enter into an underwriting agreement in customary form with the underwriter or underwriters so selected for such underwriting by a majority in interest of the Initiating Holders; provided, however, that no such Holder shall be required to make any representations or warranties except as they relate to such Holder's ownership of shares and authority to enter into the underwriting agreement and to such Holder's intended method of distribution, and the liability of such Holder shall be limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating

Holders shall so advise the Company and the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each such Holder. Except for Common Shares subject to piggy-back registration rights set forth on Schedule A hereto ("Piggy-Back Shares"), no securities other than Registrable Securities shall be covered by such registration and, to the extent not inconsistent with any existing agreements to which the Company is a party, such Piggy-Back Shares shall be covered by such registration only if and to the extent that the managing underwriter advises the Initiating Holders that the inclusion of such Piggy-Back Shares will not adversely affect the marketing of the Registrable Securities being registered and sold in such offering.

                  (c) The Company shall be obligated to effect only three (3) registrations pursuant to this Section 2 (except as otherwise provided in Section 6 hereof, registrations that do not result in an effective registration statement shall not be counted for this purpose); provided, however, that the Company shall be obligated to effect as many registrations as may be requested by Holders in the event and so long as a registration pursuant to Form S-3 or any similar "short-form" registration statement is available. Any Qualifying Request made after three (3) registrations have been consummated pursuant to this Section 2 shall cover Registrable Securities which, together with other securities of the Company entitled to be included in such registration, are proposed to be sold at an aggregate price to the public of not less than two million dollars ($2,000,000). The Company shall not be obligated to effect more than two (2) registrations pursuant to this Section 2 in any twelve (12) month period or more than one (1) registration pursuant to this Section 2 in any six
(6) month period.

                  (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed by reason of a material pending transaction and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

            3. Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-8 relating solely to the sale of securities to participants in a Company stock plan or to other compensatory arrangements to the extent includable on Form S-8, or a registration on Form S-4), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 19, the Company shall, subject to the provisions of Section 8, use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have no obligation under this
Section 3 to make any offering of its securities, or to complete an offering of its securities that it proposes to make, and shall incur no liability to any Holder for its failure to do so.

            4. Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities being registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days or until the Holders have completed the distribution referred to in such registration statement, whichever occurs first (but in any event for at least any period required under the Securities Act) (such period, the "Effective Period"); provided that before filing such registration statement or any amendments thereto, the Company will furnish to the Holders copies of all such documents proposed to be filed.

                  (b) During any Effective Period, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as Holders may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                  (d) Use diligent efforts to register and qualify the securities covered by such registration statement under such other securities or "blue sky" laws of such states or other domestic jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto (i) to qualify to do business in any state or jurisdiction where it would not otherwise be required to qualify but for the requirements of this clause (d), (ii) to file a general consent to service of process in any such state or jurisdiction or (iii) subject itself to taxation in any such state or jurisdiction.

                  (e) Use diligent efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the Company's business or operations to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities.

                  (f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.

                  (g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, in which event, upon receipt of any such notice, each Holder agrees to forthwith discontinue disposition of Registrable Securities until the Holder has received copies of an amended or supplemented prospectus such that, as thereafter delivered to purchasers of Registrable Securities, such prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances then existing. The Company agrees that after giving such notice to the Holders, it will use its best efforts to fulfill its obligations under Section 4(b) and to deliver such amended or supplemented prospectuses to the Holders.

                  (h) Notify each Holder of Registrable Securities covered by such registration statement and such Holder's underwriters, if any, and confirm such advice in writing: (i) when the registration statement has become effective, (ii) when any post-effective amendment to the registration statement becomes effective and (iii) of any request by the SEC for any amendment or supplement to the registration statement or prospectus or for additional information, in which event, in the case of this clause (iii), each Holder agrees upon receipt of any such notice, to forthwith discontinue disposition of Registrable Securities until such amendment or supplement to the registration statement has been declared effective by the SEC and the Holder has received copies of an amended or supplemented prospectus. The Company agrees that after giving such notice to the Holders, it will use its best efforts to fulfill its obligations under Section 4(b) and to deliver such amended or supplemented prospectuses to the Holders.

                  (i) Notify each Holder of Registrable Securities if at any time the SEC should institute or threaten to institute any proceedings for the purpose of issuing, or should issue, a stop order suspending the effectiveness of the Registration Statement. Upon the occurrence of any of the events mentioned in the preceding sentence, the Company will use diligent efforts to prevent the issuance of any such stop order or to obtain the withdrawal thereof as soon as possible. The Company will advise each Holder of Registrable Securities promptly of any order or communication of any public board or body addressed to the Company suspending or threatening to suspend the qualification of any Registrable Securities for sale in any jurisdiction. In the event of any such stop order or suspension, each Holder shall forthwith discontinue disposition of Registrable Securities until such stop order or suspension has been lifted.

                  (j) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, (i) on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) on the date that the registration statement with respect to such securities becomes effective, a "comfort" letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and, if such securities are being sold through underwriters, a reaffirmation of such letter on the date that such Registrable Securities are delivered to the underwriters for sale.

                  (k) As soon as practicable after the effective date of the registration statement, and in any event within sixteen (16) months thereafter, have "made generally available to its security holders" (within the meaning of Rule 158 under the Securities Act) an earning statement (which need not be audited) covering a period of at least twelve (12) months beginning after the effective date of the registration statement and otherwise complying with
Section 11(a) of the Securities Act.

            5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities. If any registration statement or comparable statement under the Securities Act refers to the Investor or any of its affiliates, by name or otherwise, as the holder of any securities of the Company then, unless counsel to the Company advises the Company that the Securities Act requires that such reference be included in any such statement, each such holder shall have the right to require the deletion of such reference to itself and its affiliates.

            6. Expenses of Demand Registration. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 2, including without limitation all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel (selected by the Holders of a majority of the Registrable Securities being registered) for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to bear such expenses in connection with any registration begun pursuant to Section 2 if the registration request subsequently is withdrawn at the request of the Holders of a majority of Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata), unless the Holders of a majority of Registrable Securities then outstanding agree to forfeit one (1) demand registration pursuant to Section 2; provided further, however, that if at the time of such withdrawal, (a) the Holders have learned of a material adverse change in the condition (financial or otherwise), business or prospects of the Company from that known to the Holders at the time of their request or (b) there has occurred a material adverse change in marketing factors related to the sale of Registrable Securities to the public from those existing at the time of the Holders' request, then the Holders shall not be required to pay any such expenses and shall retain their rights pursuant to Section 2.

            7. Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 3 for each Holder, including without limitation all registration, filing and qualification fees, printers' and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders (selected by the Holders of a majority of the Registrable Securities being registered), but excluding underwriting discounts and commissions relating to Registrable Securities.

            8. Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company; provided however that no Holder participating in such underwriting shall be required to make any representations or warranties except as they relate to such Holder's ownership of shares and authority to enter into the underwriting agreement and to such Holder's intended method of distribution, and the liability of such Holder shall be limited to an amount equal to the net proceeds from the offering received by such Holder. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders); provided that, if any selling stockholder has the right to include its shares in such offering on terms or in an amount more favorable than provided herein, then each Holder shall have the right to participate along with such selling stockholder(s) in such offering on such more favorable terms (i) pro rata based upon the total amount of securities entitled to be included therein owned by each such selling stockholder and the aggregate number of Registrable Securities held by such Holder or (ii) in such other proportions as shall mutually be agreed to by such selling stockholders and the Holders of a majority of the Registrable Securities requested to be included in such offering).

            9. Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its heirs, personal representatives and assigns, each of such Holder's stockholders, each of such Holder's, and each of such Holder's stockholders, officers, directors, employees, partners and affiliates, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon a Violation (provided, however, that the Company will not be required to indemnify any of the foregoing Persons on account of any losses, claims, damages or liabilities arising from a Violation if and to the extent that such Violation was made in a preliminary prospectus and was corrected in a subsequent prospectus that was required by law to be delivered to the Person making the claim with respect to which indemnification is sought hereunder (and such subsequent prospectus was made available by the Company to permit delivery of such prospectus in a timely manner), and such subsequent prospectus was not so delivered to such Person); and the Company will pay to each such indemnified party, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case to a particular indemnified party for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such indemnified party.

                  (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other

Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this
Section 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that, in no event shall the liability of any Holder under this
Section 9(b) exceed the net proceeds from the offering received by such Holder.

                  (c) Promptly after receipt by an indemnified party under this
Section 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be, in the opinion of the indemnified party's counsel, inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 9 except if, and only to the extent that, the indemnifying party is actually prejudiced thereby; and such failure to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 9.

                  (d) The obligations of the Company and Holders under this
Section 9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

                  (e) Any indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party.

                  (f) If for any reason the foregoing indemnity is unavailable, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other (taking into consideration the fact that the provision of the registration rights and indemnification hereunder is a material inducement to the Investor to purchase Registrable Securities pursuant to the Purchase Agreement) or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand (taking into consideration the fact that the provision of the registration rights and indemnification hereunder is a material inducement to the Investor to purchase Registrable Securities pursuant to the Purchase Agreement) and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary in this Section 9, no Holder shall be required, pursuant to this
Section 9, to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of Common Shares in the offering to which the losses, claims, damages, liabilities or expenses of the indemnified party relate.

            10. Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                  (a) use diligent efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

                  (b) take such reasonable actions as are necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;

                  (c) use diligent efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                  (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

            11. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned in whole or in part by a Holder to one or more of its affiliates or to one or more transferees or assignees of not less than twenty-five percent (25%) of all Registrable Securities acquired by the Holder pursuant to the Purchase Agreement, provided that such transferee or assignee delivers to the Company a written instrument by which such transferee or assignee agrees to be bound by the obligations imposed on Holders under this Agreement to the same extent as if such transferee or assignee was a party hereto. Each Holder shall give prompt written notice to the Company of any assignment under this Section 11. Notice of any assignment shall include the notice information for the assignee.

            12. Limitations on Subsequent Registration Rights; Existing Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such Holder's securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to request a registration. The Company represents and warrants to the Holders that all "registration rights" relating to securities of the Company that exist on the date hereof are listed on Schedule A attached hereto.

            13. "Market Stand-Off" Agreement. Each Holder hereby agrees that, during the period of ninety (90) days following the effective date of a registration statement of the Company filed under the Securities Act in connection with an underwritten offering, it shall not, to the extent requested by the Company and such underwriter, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities of the Company held by it which are of a similar class as the Registrable Securities included in such registration, except Registrable Securities included in such registration; provided, however, that:

                  (a) such agreement shall be applicable only to a registration statement initiated by the Company which covers Common Shares (or other securities) to be sold on its behalf to the public in an underwritten offering; and

                  (b) all officers and directors of the Company and all other Persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

            14. Amendment; Waiver. Any provision of this Agreement may be amended only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding, which amendment shall be binding upon all Holders. The observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party to be charged, provided that the holders of a majority of the Registrable Securities then outstanding may act on behalf of all such holders. Any amendment or waiver effected in accordance with this Section 14 shall be binding upon each holder of Registrable Securities at the time outstanding, each future holder of all such securities, and the Company.

            15. Changes in Registrable Securities. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights and privileges granted hereby shall continue with respect to the Registrable Securities as so changed. Without limiting the generality of the foregoing, the Company will require any successor by merger or consolidation to assume and agree to be bound by the terms of this Agreement, as a condition to any such merger or consolidation unless such merger or consolidation is with the Investor or a wholly-owned subsidiary thereof.

            16. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

            17. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York as such laws are applied to agreements between New York residents entered into and to be performed entirely within New York, whether or not all parties hereto are residents of New York.

            18. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

            19. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon receipt by the party to be notified or one (1) day after deposit with an overnight courier service or three (3) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified (a) if to a party other than the Company, at such party's address set forth at the end of this Agreement or at such other address as such party shall have furnished the Company in writing, or, until any such party so furnishes an address to the Company, then to and at the address of the last holder of the shares covered by this Agreement who has so furnished an address to the Company, or (b) if to the Company, at its address set forth at the end of this Agreement, or at such other address as the Company shall have furnished to the parties in writing.

            20. Severability. Any invalidity, illegality or limitation on the enforceability of this Agreement or any part thereof, by any party whether arising by reason of the law of the respective party's domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other parties. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            21. Titles and Subtitles. The titles of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

            22. Delays or Omissions; Remedies Cumulative. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the parties, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by a party of any breach or default under this Agreement, or any waiver by a party of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to a party, shall be cumulative and not alternative.

            23. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

            24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   "Company"

                                   HEALTH MANAGEMENT, INC.
Address:
1371-A Abbott Court
Buffalo Grove, IL  60089           By: ______________________________
                                        Name:
                                        Title:


                                   "Investor"

                                   TRANSWORLD HOME HEALTHCARE, INC.

Address:
75 Terminal Avenue
Clark, New Jersey  07066           By: _______________________________
                                        Name:
                                        Title:


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